EXHIBIT 23.1


                           CONSENT OF INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS


   The Board of Directors
   Grand Premier Financial, Inc.:


   We consent to incorporation by reference on Form S-8 of Grand Premier Financial, Inc. of our report dated January 26, 1996, relating to the consolidated balance sheets of Premier Financial Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, changes in stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Registration Statement on Form S-4 (333-03327) of Grand Premier Financial, Inc.

   We also consent to incorporation by reference on Form S-8 of Grand Premier Financial, Inc. of our report dated May 17, 1996 relating to the statements of net assets available for plan benefits of the Premier Financial Services, Inc. Senior Leadership and Directors Deferred Compensation Plan as of December 31, 1995 and 1994 and the related statements of changes in net assets available for plan benefits for year ended December 31, 1995 and for the period from August 1, 1994 (commencement of operations) to December 31, 1994, which report appears on Form 11-K of the Premier Financial Services, Inc. Senior Leadership and Directors Deferred Compensation Plan.


                                                    KPMG Peat Marwick LLP


   Chicago, Illinois
   September 4, 1996
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